Exhibit 99.1

PIONEER DRILLING COMPANY LOGO	CONTACTS: Wm. Stacy Locke, President & CEO Pioneer Drilling Company 210-828-7689
FOR IMMEDIATE RELEASE	Ken Dennard / ksdennard@drg-e.com Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

PIONEER DRILLING ELECTS TWO NEW INDEPENDENT DIRECTORS
•  Announces Acquisition of Trucking Company in East Texas
•  Announces Acquisition of Rig in North Texas

MAY 17, 2004—SAN ANTONIO, TEXAS—Pioneer Drilling Company (AMEX: PDC) today announced the appointment of two new independent members to its board of directors. C. Robert Bunch and Michael F. Harness are replacing William D. Hibbetts and William H. White, who are retiring from Pioneer's board to make room for the independent directors.

        C. Robert Bunch, 49, is an independent consultant to the oil field services industry and private equity investors. Previously Mr. Bunch was the President and Chief Operating Officer of Input/Output, Inc., where he also held other senior management positions from 1999 through 2003. He was also an associate and partner with the law firms King & Pennington, LLP. and Scott, Douglass & McConnico, LLP. From 1985 to 1996, Mr. Bunch held senior executive positions with OYO GeoSpace Corp. and Tescorp, Inc., both NASDAQ listed companies, and Siberian American Oil Company, an affiliate of Pennzoil Corporation. In addition, he was Assistant Controller of Hughes Tool Company for four years and on the audit staff at Deloitte & Touche for four years. Mr. Bunch graduated magna cum laude with a J.D. degree from the University of Houston College of Law and graduated cum laude from Rice University with a M.A. in accounting and a B.A. in economics. Mr. Bunch is also a member of the board of directors of Maverick Tube Corporation, a leading supplier of oil country tubular goods, and is a founding director of Z-Seis Corporation, a leading provider of cross-well tomography services to the oil and gas industry.

        Michael F. Harness, 49, is President and Chief Executive Officer of Osyka Corporation, an independent oil and gas company that he founded in 1990. Based in Houston, Texas, Osyka acquires, produces and develops oil and gas properties in the onshore Gulf Coast region. Mr. Harness also spent eight years in senior level engineering and management positions with Texas Eastern Corporation and served in various engineering positions at Amoco Production Company for five years. He holds a Master of Science degree in petroleum engineering from Tulane University, and a Bachelor of Science degree in mechanical engineering from Southern University.

        Mr. William D. Hibbetts, Chief Financial Officer of Pioneer has retired from the board after being a member for 20 years and Mr. William H. White, who was recently elected Mayor of Houston, has retired from the board but remains a consultant on financial and energy matters.

        Wm. Stacy Locke, Pioneer's President and Chief Executive Officer, stated, "By adding these two highly qualified gentlemen to our board, we not only increase the level of independence among our directors but we are bringing in valuable experience in the areas of law, accounting, engineering, oil and gas production, senior management and public company dealings. As Pioneer continues to grow and execute on its strategic plan, we will benefit from their knowledge and past experiences. Also, we appreciate the many contributions that Bill Hibbetts and Bill White have made to Pioneer while on the board and value our continuing association with each of them."

        Pioneer also announced that it acquired substantially all the assets of Denmon Trucking Co. for $875,000, effective April 30, 2004. The purchase includes eight trucks, eight trailers, two forklifts and miscellaneous other equipment and vehicles, as well as a four acre facility in Kilgore, Texas. Pioneer plans to relocate approximately one-half of the trucking equipment it acquired in March 2004 from A&R Trejo Trucking, which is currently being operated from Pioneer's South Texas Division trucking yard in Alice, Texas, to the newly acquired facility in East Texas. Through these recent trucking acquisitions, Pioneer has established two fully equipped trucking operations capable of handling a majority of its rig moves in East Texas and South Texas.

        Pioneer also announced that in March 2004, it acquired a 1000 horsepower mechanical rig for approximately $2 million. The rig is currently working under contract in the North Texas Barnett Shale play. Pioneer made the rig acquisition in lieu of spending approximately $2.5 million to refurbish and upgrade its only cold stacked rig, which will now be allocated to yard inventory.

        Additionally, Pioneer announced that it has accelerated the completion of its 1000 horsepower SCR rig, which is being constructed from a combination of yard inventory, newly refurbished used components and new equipment. Mr. Locke stated, "Rig 28 is a high-end electric rig capable of drilling to 15,000 feet and we expect it to spud its first well in South Texas by month's end. The addition of Rig 28 will increase Pioneer's fleet to 36 rigs."

        Pioneer Drilling Company provides land contract drilling services to independent and major oil and gas operators drilling wells in North, East and South Texas and North Louisiana. Pioneer's fleet consists of 35 land drilling rigs that drill in depth ranges between 8,000-18,000 feet.

This press release contains various forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the statements regarding the continuation of Pioneer's growth and execution on its strategic plan, the planned relocation of trucking equipment to the East Texas facility and expectation that the newly completed Rig 28 will spud its first well by the end of May. Although Pioneer believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions and industry trends; the continued strength or weakness of the contract land drilling industry in the geographic areas where Pioneer operates; decisions about onshore exploration and development projects to be made by oil and gas companies; the highly competitive nature of the contract land drilling business; Pioneer's future financial performance, including availability, terms and deployment of capital; the continued availability of qualified personnel; and changes in governmental regulations, including those relating to the environment. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in Pioneer's filings with the Securities and Exchange Commission, including Pioneer's annual report on Form 10-K for the fiscal year ended March 31, 2003 and subsequent Form 10-Q's.

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